PROSPECTUS
623,900 Shares
GROWBLOX SCIENCES, INC.
Common Stock

Selling Stockholders are offering the sale of 623,900 shares of common stock of Growblox Sciences, Inc., a Delaware corporation (“Growblox” or the “Company”), held by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares.

At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Stockholders will sell the shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2015.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	Our ability to achieve our business of producing and selling products;
•	The legalization of cannabis production and use in states where it is not currently legal;
•	Our ability to obtain licensing for cannabis production and distribution in the various states;
•	Our ability to produce medical grade cannabis products;
•	Our ability to attract, retain and motivate qualified employees and management.
•	The impact of federal, state or local government regulations;
•	Competition in the cannabis industry;
•	Availability and cost of additional capital;
•	Litigation in connection with our business;
•	Our ability to protect our trademarks, patents and other proprietary rights;
•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.
Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “Growblox”, “we”, “us” or “our” refer to Growblox Sciences, Inc., a Delaware corporation.

Our Business

Growblox’s business pursuit is to pioneer the medical marijuana industry by combining agriculture with biotechnology. The Company’s cultivation technology allows for exact and consistent growth of medical-grade cannabis for direct dispensary sale of the cannabis plant, marijuana. Moreover, their cannabinoid research and extraction process adds a biotech element to manufacture and acquire strains of medical cannabis and cannabis oils to treat patients with specific medical conditions. The Company's proprietary technology will allow for consistent, medical grade cannabis and cannabis products. The Company will also employ state of the art extration techniques and engage in peer reviewed research and development to further enhance its product offerings.

Our mission is to create the trusted brand of technology that empowers patients with access to the benefits of medicinal-grade cannabis, and to become the trusted producer of consistent and efficacious medicinal cannabis strains and product lines. Our focus is to bring to market, cutting-edge technologies to commercially cultivate and produce medical-grade cannabis and cannabis concentrates. These medical-grade products will provide patients with valuable medicines that make a real difference to their quality of life. Please note however that our beliefs in the medical viability of cannabis related products are contrary to the position taken by the United States federal government and various of its agencies that cannabis has no medical benefit.

The Company’s current and short term business plan involves research and development in the growing and processing of cannabis products for medicinal purposes and in obtaining state licenses for the production and sale of cannabis products. These activities are not in violation of Federal Law. The Company’s long term business plan is to operate within the parameters of any state licenses obtained, which activities we believe will violate federal laws as presently constituted. If the Company is successful in obtaining state licenses and operating pursuant to those licenses and if federal law does not change, we believe the Company will be in violation of federal law which will likely have material adverse consequences to our business.

Our Offices

Growblox Sciences, Inc. is a Delaware corporation organized on April 1, 2001. Our principal executive offices are located at 6450 Cameron Street #110A, Las Vegas, Nevada 89118. Our telephone number is (866) 721-0297.

Our Website

Our Internet address is www.growbloxsciences.com. Information contained on our website is not part of this prospectus.

The Offering

Shares of common stock offered by us: None.

Shares of common stock that may be sold by the selling stockholders: 623,900.

At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Shareholders will sell the shares at prevailing market prices or at privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5.

We will pay all expenses incident to the registration of the shares under the Securities Act.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

The success of the Company is dependent upon the services of key personnel.

The current business prospects of the Company are dependent upon the business and technological acumen and services of Mr. Craig Ellins. In the event the Company should lose the services of Mr. Ellins for any reason, it is doubtful the Company could be successful in commercializing its current business plan. The services of Mrs. Andrea Small-Howard are also important to the ongoing success of the Company without whom the business prospects of the Company will suffer.

Federal law prohibits the use of cannabis for the purposes in which the Company expects to engage.

As of the date of this prospectus, the policy and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the ability of the Company to develop its business plan even though it is allowed by state regulation in the various states in which the Company intends to operate. The Company’s current and short term business plan involves research and development in the growing and processing of cannabis products for medicinal purposes and in obtaining state licenses for the production and sale of cannabis products. These activities are not in violation of Federal Law. The Company’s long term business plan is to operate within the parameters of any state licenses obtained, which activities we believe will violate federal laws as presently constituted. If the Company is successful in obtaining state licenses and operating pursuant to those licenses and if federal law does not change, we believe the Company will at that time be in violation of federal law. If at that time the federal laws are enforced, it is likely the business will be significantly, adversely affected, as will hundreds of other businesses around the country and investors in this offering will lose their investments.

Our intellectual property may be compromised.

Part of the value of the Company going forward is vested in the intellectual property that the Company is acquiring the rights to at the present time. There may have been many persons involved in the development of the intellectual property, some of which the Company is not successful in obtaining the rights from. It is possible that in the future, claimants to the property rights may come forward that the Company is not aware of at the present time. It is also possible that the Company may not be successful in protecting its property rights. In either event, it is possible that the Company could lose the value of its intellectual property and if so the business prospects of the Company may suffer.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company has a history of generating operating losses. We have in the past covered any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy in the United States and the volatile public equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

Our common shares are penny stock. Trading of our common shares may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our common shares.

Our common shares are deemed to be penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares that are subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common shares.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the Financial Industry Regulatory Authority believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The Financial Industry Regulatory Authority requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares.

Clearing Brokers may Decline to Deposit the Shares in the Subscriber’s Account.

Clearing brokers may decline to deposit into Subscriber's account a stock certificate for a security that (1) is a penny stock or (2) has stale or incomplete filings with the U.S. Securities and Exchange Commission (SEC). In addition to these conditions and limitations, the clearing broker may subject The Company's securities to additional review before accepting such securities for deposit. This review process may (1) take up to two weeks or longer, and (2) may include research into the Company or Subscriber. The characteristics that may trigger additional review include (1) low price of the security or securities under review; (2) large number of shares being deposited with clearing broker into Subscriber's account; (3) the securities in question are non-exchange traded; (4) the stock certificates are recently issued; (5) recent merger activity of the underlying company; and/or (6) change of name of the underlying company issuing these stock certificates. Finally, all of the aforementioned conditions, limitations, and characteristics triggering review may apply to Subscriber's Deposit/Withdrawal At Custodian (DWAC) requests, Automated Customer Account Transfer Account Service (ACATS) requests, and Depository Trust Company (DTC) receipts for deposit requests.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCBB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

 The success of our business plan is dependent upon obtaining state licenses to operate in the cannabis industry which we may or may not be successful in obtaining.

We are in the process of directly or indirectly through subsidiaries, applying for state licenses to operate in the cannabis industry. The application process is extremely competitive and we may or may not be successful in obtaining one or more licenses. In the event we are not successful in obtaining the licenses applied for or if the approval of the licenses is significantly delayed, we may not be successful in implementing our business plan.

The Company has warrants outstanding for the purchase of shares of common stock of the Company and there are certain notes which could be converted into common stock, the exercise of which and the conversion of which may dilute the value of shares held by Company shareholders.

The Company has warrants outstanding that if exercised would lead to the issuance of additional shares of common stock of the company. There are also certain notes on which the Company is not obligated but which are the subject of litigation in which the Company is involved that parties adverse to the Company have asked the Court to order a conversion of such notes into common shares of the Company. In the event the warrants or any of them are exercised, or if the court orders the described notes to be converted, the stock of the existing stockholders will be diluted.

USE OF PROCEEDS

Shares totaling 623,900 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The determination of the offering price of shares of common stock sold pursuant to this prospectus will be made by each Selling Stockholder selling shares based upon a negotiated price or an arbitrary value of what a shareholder believes shares being sold are worth at the time.

DILUTION

This prospectus pertains to the resale of shares that have in the past been issued by the Company.  Therefore, any sale of shares pursuant to the prospectus will not dilute the holdings of any other existing shareholder.  It should be noted that the value of any shares purchased pursuant to this prospectus may or may not be equivalent to the net tangible book value of the shares at the time of purchase.  To the extent the purchase price of the shares is more than the corresponding net tangible book value for the shares, the purchaser will experience dilution when compared to that value.
SELLING STOCKHOLDERS

This prospectus relates to the resale of 623,900 shares of common stock of Growblox Sciences held by selling stockholders.  There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Selling Stockholders

The following table sets forth:

•	the names of the selling stockholders;
•	the number of shares of common stock beneficially owned by each of the selling stockholders before the offering;
•	the number of shares of common stock being offered with respect to each selling stockholder; and
•	the number of shares of common stock beneficially owned by each of the selling stockholders after the offering.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Offered	Shares Beneficially Owned After the Offering

Lucas Marin	85,000	85,000	0
Tyler Bearde	25,000	25,000	0
Brian Vecchio	25,000	90,000	0
Edgardo Vazques	25,000	90,000	0
Adrian Brito	25,000	25,000	0
Andy Mersha	78,500	78,500	0
Qirong Lin	150,000	150,000	0
Stephen Hart	30,000	30,000	0
Ethan Alcala	10,000	10,000	0
Ulrich Reimmann Phillips	60,000	60,000	0
Wayne Love	60,000	60,000	0
Cory Stanard	1,200	1,200	0
Ally Tizon	1,200	1,200	0
John Abroon	8,000	8,000	0
Tony Ortiz	8,000	8,000	0
Daniel Chue	8,000	8,000	0
Helen Turner	12,000	12,000	0
Adrienne Denese	12,000	12,000	0

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares are currently listed on the OTCQB under the symbol GBLX. The Selling Stockholders may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•      an exchange distribution in accordance with the rules of the applicable exchange;
•      privately negotiated transactions;
•      settlement of short sales entered into after the date of this prospectus;
•      broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•      a combination of any such methods of sale;
•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•      any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.0001 par value. As of December 31, 2014, 34,904,926 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants

As of June 30, 2015, Growblox has warrants issued and outstanding for the purchase of 13,527,328 shares of its common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, American Fork, Utah. These legal matters include that shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable. Mr. Henrie's address is 486 W. 1360 N., American Fork, Utah 84003. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which Growblox’ business operations are headquartered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of March 31, 2014 and March 31, 2013 included in the Form 10-K that is incorporated by reference into this prospectus have been audited by L J Sullivan Certified Public Accountant, LLC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act or which have not been set forth in the prospectus which was a part of our Registration Statement on Form S-1 which became effective with the Securities and Exchange Commission on February 11, 2015, a copy of which is part of this prospectus at pages P-1 through P-51.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Propsectus:

(a)     the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2015, filed with the Commission on June 29, 2015;

(b)     the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 29, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the termination of the offering shall be deemed to be  incorporated by reference into the prospectus.

The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  The information will be provided upon written or oral request at no cost to the requester.  Requests can be made to Growblox Sciences, Inc., 6450 Cameron Street #110A, Las Vegas, Nevada 89118, or by telephone to number (866) 721-0297.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. We also file with the Securities and Exchange Commission annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission as well as other reports filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.

Until September 28, 2015, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS
33,000,000 Shares
GROWBLOX SCIENCES, INC.
Common Stock

We are registering the sale of 10,000,000 shares of common stock of Growblox Sciences, Inc., a Delaware corporation (“Growblox” or the “Company”), held by the selling stockholders. We are also registering the resale of 23,000,000 common shares by Selling Stockholders who may acquire such shares upon the exercise of warrants. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Stockholders will sell the shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2015.

TABLE OF CONTENTS
You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	Our ability to achieve our business of producing and selling products;
•	The legalization of cannabis production and use in states where it is not currently legal;
•	Our ability to obtain licensing for cannabis production and distribution in the various states;
•	Our ability to produce medical grade cannabis products;
•	Our ability to attract, retain and motivate qualified employees and management.
•	The impact of federal, state or local government regulations;
•	Competition in the cannabis industry;
•	Availability and cost of additional capital;
•	Litigation in connection with our business;
•	Our ability to protect our trademarks, patents and other proprietary rights;
•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.
Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “Growblox”, “we”, “us” or “our” refer to Growblox Sciences, Inc., a Delaware corporation.

Our Business

Growblox’s business pursuit is to pioneer the medical marijuana industry by combining agriculture with biotechnology. The Company’s cultivation technology allows for exact and consistent growth of medical-grade cannabis for direct dispensary sale of the cannabis plant, marijuana. Moreover, their cannabinoid research and extraction process adds a biotech element to manufacture and acquire strains of medical cannabis and cannabis oils to treat patients with specific medical conditions. The Company's proprietary technology will allow for consistent, medical grade cannabis and cannabis products. The Company will also employ state of the art extration techniques and engage in peer reviewed research and development to further enhance its product offerings.

Our mission is to create the trusted brand of technology that empowers patients with access to the benefits of medicinal-grade cannabis, and to become the trusted producer of consistent and efficacious medicinal cannabis strains and product lines. Our focus is to bring to market, cutting-edge technologies to commercially cultivate and produce medical-grade cannabis and cannabis concentrates. These medical-grade products will provide patients with valuable medicines that make a real difference to their quality of life. Please note however that our beliefs in the medical viability of cannabis related products are contrary to the position taken by the United States federal government and various of its agencies that cannabis has no medical benefit.

The Company’s current and short term business plan involves research and development in the growing and processing of cannabis products for medicinal purposes and in obtaining state licenses for the production and sale of cannabis products. These activities are not in violation of Federal Law. The Company’s long term business plan is to operate within the parameters of any state licenses obtained, which activities we believe will violate federal laws as presently constituted. If the Company is successful in obtaining state licenses and operating pursuant to those licenses and if federal law does not change, we believe the Company will be in violation of federal law which will likely have material adverse consequences to our business.

Our Offices

Growblox Sciences, Inc. is a Delaware corporation organized on April 1, 2001. Our principal executive offices are located at 7251 West Lake Mead Blvd., Suite 309, Las Vegas, NV 89128. Our telephone number is (884) 843-2569.

Our Website

Our Internet address is www.growbloxsciences.com. Information contained on our website is not part of this prospectus.

The Offering

Shares of common stock offered by us: None.

Shares of common stock that may be sold by the selling stockholders: 33,000,000.

At the present time our common stock is listed on the OTCQB under the symbol GBLX. The Selling Shareholders will sell the shares at prevailing market prices or at privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page P-6.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from Growblox’s audited financial statements for the years ended March 31, 2014, and March 31, 2013.

Balance Sheet Summary	March 31, 2014	March 31, 2013
	(Audited)	(Audited)

Cash	$339,327	$2,427
Subscription receivable	150,000	-
Property and equipment, net	44,922	128
Total assets	537,984	6,618
Total liabilities	1,551,354	1,196,307
Total stockholders’ deficiency	(1,013,370)	(1,189,689)
Statement of Operations Summary	Year Ended March 31, 2014	Year Ended March 31, 2013
	(Audited)	(Audited)

Revenues	$0	$0
Gross profit	0	0
General and administrative expenses	187,760	75,718
Net income/(loss)	(655,955)	36,150

The tables and information below are derived from Growblox’s unaudited financial statements at September 30, 2014 and for the six month periods ended September 30, 2014, and September 30, 2013.

Balance Sheet Summary	September 30, 2014
(Unaudited)

Cash	$1,638,239
Other current assets	229,972
Property and equipment, net	141,439
Total assets	2,013,265
Total liabilities	42,294
Total stockholders’ deficiency	2,018,178
Statement of Operations Summary	Six Month Period Ended September 30, 2014	Six Month Period Ended September 30, 2013
	(Unaudited)	(Unaudited)

Revenues	$-	$-
Gross profit	-	-
General and administrative expenses	1,780,161	13,982
Net income/(loss)	(1,670,099)	273,953

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

The success of the Company is dependent upon the services of key personnel.

The current business prospects of the Company are dependent upon the business and technological acumen and services of Mr. Craig Ellins. In the event the Company should lose the services of Mr. Ellins for any reason, it is doubtful the Company could be successful in commercializing its current business plan. The services of Mrs. Andrea Small-Howard are also important to the ongoing success of the Company without whom the business prospects of the Company will suffer.

Federal law prohibits the use of cannabis for the purposes in which the Company expects to engage.

As of the date of this prospectus, the policy and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the ability of the Company to develop its business plan even though it is allowed by state regulation in the various states in which the Company intends to operate. The Company’s current and short term business plan involves research and development in the growing and processing of cannabis products for medicinal purposes and in obtaining state licenses for the production and sale of cannabis products. These activities are not in violation of Federal Law. The Company’s long term business plan is to operate within the parameters of any state licenses obtained, which activities we believe will violate federal laws as presently constituted. If the Company is successful in obtaining state licenses and operating pursuant to those licenses and if federal law does not change, we believe the Company will at that time be in violation of federal law. If at that time the federal laws are enforced, it is likely the business will be significantly, adversly affected, as will hundreds of other businesses around the country and investors in this offering will lose their investments.

Our intellectual property may be compromised.

Part of the value of the Company going forward is vested in the intellectual property that the Company is acquiring the rights to at the present time. There may have been many persons involved in the development of the intellectual property, some of which the Company is not successful in obtaining the rights from. It is possible that in the future, claimants to the property rights may come forward that the Company is not aware of at the present time. It is also possible that the Company may not be successful in protecting its property rights. In either event, it is possible that the Company could lose the value of its intellectual property and if so the business prospects of the Company may suffer.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company has a history of generating operating losses. We have in the past covered any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy in the United States and the volatile public equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

Our common shares are penny stock. Trading of our common shares may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our common shares.

Our common shares are deemed to be penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares that are subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common shares.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the Financial Industry Regulatory Authority believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The Financial Industry Regulatory Authority requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares.

Clearing Brokers may Decline to Deposit the Shares in the Subscriber’s Account.

Clearing brokers may decline to deposit into Subscriber's account a stock certificate for a security that (1) is a penny stock or (2) has stale or incomplete filings with the U.S. Securities and Exchange Commission (SEC). In addition to these conditions and limitations, the clearing broker may subject The Company's securities to additional review before accepting such securities for deposit. This review process may (1) take up to two weeks or longer, and (2) may include research into the Company or Subscriber. The characteristics that may trigger additional review include (1) low price of the security or securities under review; (2) large number of shares being deposited with clearing broker into Subscriber's account; (3) the securities in question are non-exchange traded; (4) the stock certificates are recently issued; (5) recent merger activity of the underlying company; and/or (6) change of name of the underlying company issuing these stock certificates. Finally, all of the aforementioned conditions, limitations, and characteristics triggering review may apply to Subscriber's Deposit/Withdrawal At Custodian (DWAC) requests, Automated Customer Account Transfer Account Service (ACATS) requests, and Depository Trust Company (DTC) receipts for deposit requests.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange or The NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCBB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

The success of our business plan is dependent upon obtaining state licenses to operate in the cannabis industry which we may or may not be successful in obtaining.

We are in the process of directly or indirectly through subsidiaries, applying for state licenses to operate in the cannabis industry. The application process is extremely competitive and we may or may not be successful in obtaining one or more licenses. In the event we are not successful in obtaining the licenses applied for or if the approval of the licenses is significantly delayed, we may not be successful in implementing our business plan.

The Company has warrants outstanding for the purchase of shares of common stock of the Company and there are certain notes which could be converted into common stock, the exercise of which and the conversion of which may dilute the value of shares held by Company shareholders.

The Company has warrants outstanding that if exercised would lead to the issuance of 23,000,000 shares of common stock of the company. There are also certain notes on which the Company is not obligated but which are the subject of litigation in which the Company is involved that parties adverse to the Company have asked the Court to order a conversion of such notes into common shares of the Company. In the event the warrants or any of them are exercised, or if the court orders the described notes to be converted, the stock of the existing stockholders will be diluted.

USE OF PROCEEDS

Shares totaling 33,000,000 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB under the symbol "GBLX".

For the periods indicated, the following table sets forth the high and low per share intra-day sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

Fiscal Quarter Ended September 30, 2014	$1.48	$0.67

Fiscal Quarter Ended June 30, 2014	$6.28	$0.98

Fiscal Year 2014

Fourth Quarter	$8.90	$0.40
Third Quarter	$1.00	$0.30
Second Quarter	$0.70	$0.30
First Quarter	$0.70	$0.70

Fiscal Year 2013

Fourth Quarter	$0.80	$0.30
Third Quarter	$2.00	$0.03
Second Quarter	$0.70	$0.70
First Quarter	$1.80	$1.80

Dividends and Dividend Policy

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

The 2007 Amended Stock Option Plan was adopted by the Board of Directors on February 6, 2008. Under this plan, a maximum of 8,000,000 shares of our common stock, par value $0.0001, were authorized for issue. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

The 2014 Equity Incentive Plan was adopted by the Board of Directors on November 3, 2014. Under this plan, a maximum of 3,000,000 shares of our common stock, par value $0.0001, were authorized for issue. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our plan of operation, financial condition and results of operations should be read in conjunction with the Company’s financial statements, and notes thereto, included elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, those discussed in this prospectus.

Overview

Our company was incorporated in the State of Delaware on April 4, 2001, under the name “Flagstick Venture, Inc.” On March 28, 2008, a majority of our stockholders approved changing our name to Signature Exploration and Production Corp. as our business model had changed to become an independent energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States.

On March 18, 2014, we purchased assets from Craig Ellins, which included the innovative and proprietary GrowBLOX™ cultivation technology. We plan to utilize this technology to commercially cultivate and produce medical grade cannabis for sale in the U.S. states and territories in which it is legal. We also plan to research the medical treatment potential of cannabis and develop treatments from those findings. On April 4, 2014, we officially changed our name to GrowBLOX™ Sciences, Inc. to reflect this new corporate direction.

Plan of Operation

Our goal is to be an industry leader in the cultivation of and the research and development of cannabis for medical drugs and treatments. To achieve our goal, we plan on developing methods and products that will improve the cultivation of cannabis and provide consistent medical-grade yields for biopharmaceutical and nutraceutical products.

We estimate that we will require an additional $4,750,000 to fund our currently anticipated requirements for ongoing operations and grow and dispensary facilities for our existing business for the next twelve-month period.

Based upon our cash position, we will need to raise additional capital prior by the end of fiscal 2015 in order to fund current operations. These factors raise substantial doubt about our ability to continue as a going concern. We are pursuing several alternatives to address this situation, including the raising of additional funding through equity or debt financings. We are in discussions with our existing stockholders to provide additional funding in exchange for notes or equity. However, there can be no assurance that the requisite financing will be consummated in the necessary time frame or on terms acceptable to us. Should we be unable to raise sufficient funds, we may be required to curtail our operating plans or possibly cease operations. No assurance can be given that we will be able to operate profitably on a consistent basis, or at all, in the future.

We have created a majority owned limited liability company (55%), GB Sciences Nevada, LLC to obtain licensing for cultivation and distribution of cannabis in the state of Nevada. We have been granted a special use permit by Clark County, NV for a cultivation location. The state of Nevada recently granted the Company a provisional license for our proposed cultivation facility and operation in Clark County Nevada. They did not grant us licenses for our proposed dispensary operations in the City of Las Vegas and in Clark County Nevada. The Company intends to go forward with its cultivation operations in Clark County utilizing its proprietary GrowBlox technology. It is evaluating its ability to achieve licensing for dispensary operations. However, there can be no assurance that such efforts will be successful. Our co-owner in GB Sciences Nevada, LLC is a Nevada limited liability company named GBS Nevada Partners LLC that owns the other 45%. The Hammer Family Trust of which James D. Hammer is the trustee, owns a 17.78% membership interest in GBS Nevada Partners LLC and 177,777 shares of common stock in the Company.The Meservey Family Trust of which James M. Meservey is the trustee, also owns a 17.78% membership interest in GBS Nevada Partners LLC and 177,777 shares of common stock in the Company.Both the Hammer Family Trust and the Meservey Family Trust also each own warrants to purchase 355,554 common shares of the Company. Michael B. Viellion is a trustee and beneficiary of the Carmik Family Trust. Mr. Viellion is also the manager of MMJ Investment Facility, LLC which owns an 11.11% membership interest in GBS Nevada Partners LLC. The Carmik Family Trust also owns warrants to purchase 222,224 common shares of the Company. The Company made an initial contribution of $137,500 for its 55% of GB Sciences Nevada, LLC and GBS Nevada Partners LLC made an initial contribution of $112,500 for its 45%. The Company has agreed to loan GB Sciences Nevada LLC up to $3,750,000 to fund its initial business operations. We plan to use our Nevada operations as a model for establishing business in other U.S. states and territories. At this time, we have created subsidiary companies in New York, Puerto Rico, Florida and New Jersey.

We are finalizing the production and testing of the GrowBLOX™ system. We received the first prototype growing chamber in September, 2014. After testing and revisions are made, an initial round of production will provide containers for the first cultivation facility in Clark County, Nevada in the quarter ending March 31, 2015.

We also plan to set up biopharmaceutical research and development of products using our harvested cannabis. Our initial phase will be the accelerated “virtual pharma” and will include obtaining license patents on promising projects, testing and FDA approval, and co-developing the resulting product for marketing and sale. The next phase will involve setting up a traditional biopharmaceutical research method to allow our company to begin the R&D process in-house and fully own resulting patents and products.

Results of Operations

Comparison of the fiscal year ended March 31, 2014 and March 31, 2013.

FINANCIAL INFORMATION
	2014		2013
Loss on oil and gas properties		$-	$36,000
General and administrative		166,000	76,000
Other income/(expense)		(468,000)	148,000
Net income/(loss)	$	(634,000)	$36,000

Loss on oil and gas properties. Loss on oil and gas properties increased by $36,000 due to a lease cancelation during 2013.

General and Administrative. General and administrative expenses increased in 2014 due to an increase in professional and consulting fees for obtaining licenses in Nevada.

Other Income/(Expense). Other expenses increased by $616,000 in 2014 due to the change in the fair value of convertible notes and warrants by 57,000 and a loss on loan modifications of $559,000.

Liquidity and Capital Resources relative to year end of March 31, 2014

We had cash balances totaling approximately $339,000 as of March 31, 2014. Historically, our principal source of funds has been cash generated from financing activities. We raised have $5 million in capital in the past three months.

Cash flow from operations. We have been unable to generate either significant liquidity or cash flow to fund our current operations. We anticipate that cash flows from operations will be insufficient to fund our business operations for the next twelve-month period.

Cash flows from investing activities. There was $15,200 and $0.00 cash used in investing activities for the years ended March 31, 2014 and 2013.

Cash flows from financing activities. Net cash provided by financing activities was generated from promissory notes and sale of common stock that total $715,750 and $37,700 for the years ended March 31, 2014 and 2013.

Comparison of the six month periods ended September 30, 2014 and September 30, 2013.

FINANCIAL INFORMATION
	September 30, 2014	September 30, 2013
General and administrative other than Stock Compensation	$3,275,358	$43,469
Other income/(expense)	334	275,218
Net income/(loss)	$(3,275,024)	$231,749

Comparison of the Three Months Ended September 30, 2014 and September 30, 2014

General and Administrative. General and administrative expenses increased by $1,766,229 in 2014 due to an increase in stock compensation, investor relations, professional and consulting fees relating to our licensing process, and the addition of six employees. Travel expenses have also increased due to the licensing process in multiple states.

Other Income/(Expense). Other income decrease by $287,793 in 2014 due to the change in the fair value of convertible notes and warrants that were settled.

Comparison of the Six Months Ended September 30, 2014 and September 30, 2013

General and Administrative. General and administrative expenses increased by $3,231,889 in 2014 due to an increase in stock compensation, investor relations, professional and consulting fees relating to our licensing process, and the addition of six employees. Travel expenses have also increased due to the licensing process in multiple states.

Other Income/(Expense). Other income decrease by $274,884 in 2014 due to the change in the fair value of convertible notes and warrants that were settled.

Liquidity and Capital Resources

We had cash balances totaling $1,638,269 as of September 30, 2014. Historically, our principal source of funds has been cash generated from financing activities.

Cash flow from operations. We have been unable to generate either significant liquidity or cash flow to fund our current operations. We anticipate that cash flows from operations will be insufficient to fund our business operations for the next twelve-month period.

Based upon our cash position, we will need to raise additional capital prior by the end of fiscal 2015 in order to fund current operations. These factors raise substantial doubt about our ability to continue as a going concern. We are pursuing several alternatives to address this situation, including the raising of additional funding through equity or debt financings. We are in discussions with our existing stockholders to provide additional funding in exchange for notes or equity. In order to finance existing operations and pay current liabilities over the next twelve months, we will need to raise $3,150,000 of capital. However, there can be no assurance that the requisite financing will be consummated in the necessary time frame or on terms acceptable to us. Should we be unable to raise sufficient funds, we may be required to curtail our operating plans or possibly cease operations. No assurance can be given that we will be able to operate profitably on a consistent basis, or at all, in the future.

Cash flows from investing activities. There was $97,865 and $0 cash used in investing activities for the six months ended September 30, 2014 and 2013.

Cash flows from financing activities. Net cash provided by financing activities was generated from the sale of equity that totaled $3,842,112 and $26,000 for the six months ended September 30, 2014 and 2013.

Variables and Trends

We have no operating history with respect to our current business plan. In the event we are able to obtain the necessary financing to move forward with our business plan, we expect our expenses to increase significantly as we grow our business. Accordingly, the comparison of the financial data for the periods presented may not be a meaningful indicator of our future performance and must be considered in light these circumstances.

Critical Accounting Policies

General

The preparation of financial statements requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. Policies involving the most significant judgments and estimates are summarized below.

Fair Value of Financial Instruments

The Company holds certain financial liabilities which are measured at fair value on a recurring basis in accordance with ASC Topic 825-10-15. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability.

Convertible notes issued with detachable warrants were measured at fair value, in accordance with ASC Topic 825-10-15, as one instrument, and that fair value was allocated to each component. The Company made the fair value election due to this methodology providing a fairer representation of the economic substance of the transaction within the fair value hierarchy. Due to the lack of relevant and market reflective Level 1 and Level 2 inputs, the Company valued the instruments using Level 3 inputs, which require significant judgment and estimates on behalf of management in developing model assumptions. The factors considered in developing those assumptions included; the Company’s inability to attract investment at terms more favorable to the Company, the lack of success in developing oil properties thus far, the continuing reduction in the net assets of the Company and the Company’s history of default on currently outstanding debt.

Based on management’s evaluation of the assumptions discussed above, the liabilities were initially recorded in an amount equal to the transaction price, which represented the fair value of the total liability at initial recognition. The model used by the Company is calibrated so that the model value at initial recognition equals the transaction price. On an ongoing basis the fair value model used in valuing the convertible notes and derivative liability utilizes the following inputs; exercise price per warrant, conversion price per share, contract term, volatility, current stock prices and risk free rates. The following assumptions were made in the model: (1) risk free interest rate of 0.19% to 0.51%, (2) remaining contractual life of 1 to 4.98 years, (3) expected stock price volatility of 697% and (4) expected dividend yield of zero.

Equity-Based Compensation

The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future and may result in a material change to the fair value calculation of stock-based awards. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock option expense that may materially impact our financial statements for each respective reporting period.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Intangibles

Intangible assets with definite lives are amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is March 31. We test intangibles for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for intangibles is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of intangible impairment. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the customer list. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Stock-Based Compensation

Please see page F-6, Note 3 of the audited financial statements.

Recent Accounting Pronouncements

Please see page F-6, Note 3 of the audited financial statements.

BUSINESS

Company Background

Our company was incorporated in the State of Delaware on April 4, 2001, under the name “Flagstick Venture, Inc.” On March 28, 2008, a majority of our stockholders approved changing our name to Signature Exploration and Production Corp. as our business model had changed to become an independent energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States.

On March 18, 2014, we purchased assets from Craig Ellins, which included the revolutionary GrowBLOX™ technology. We plan to utilize this technology to commercially cultivate and produce medical grade cannabis for sale in the U.S. states and territories in which it is legal. We also plan to research the medical treatment potential of cannabis and develop treatments from those findings. On April 4, 2014, we officially changed our name to GrowBLOX™ Sciences, Inc. to reflect this new corporate direction.

Our common stock is quoted for trading on the OTC Market QB under the symbol GBLX.

Our principal executive offices are located at 7251 West Lake Mead Blvd., Suite 309, Las Vegas, NV 89128. Our telephone number is (884) 843-2569.

Business Strategy

GrowBLOX™ Sciences, Inc. maintains two research and development focuses: research in indoor agriculture technology for the medical cannabis industry and biopharmaceutical product development specializing including research, testing, and development of FDA-approved medical treatments and nutraceuticals using extracts from the Cannabis sativa plant.

To accomplish our biopharmaceutical strategy, the Company has designed the GrowBLOX™ system, a proprietary technology that allows for completely controlled growing conditions, ensuring the manufacture of a consistent, toxin-free, natural, medicinal-grade cannabis and cannabis concentrates. We will use this, and related cutting-edge technologies and methodologies, to commercially cultivate, produce, and market products which will provide patients with valuable medicines expected to make a difference in their quality of life. We expect to begin to generate revenue from the operations described in this paragraph in the second quarter of 2015.

For our biopharmaceutical product development, we will employ a two-phase strategy. Initially, we will use an accelerated near-term "virtual pharma" strategy to fast-track treatments to market. The method, in partnership with respected, independent contract research organizations, would include exploring existing cannabinoid patents with promising product prototypes, receiving licensing for selected product prototypes and testing through human trial phases for FDA approval, and co-developing the resulting drugs/treatments for marketing and sale. This accelerated phase would shorten the anticipated time from 15 years/$1 billion to an estimated 3.5 years/$7-20 million. We expect to begin to generate revenue from the operations described in this paragraph in approximately five years from now.

We will also utilize a longer-term traditional pipeline approach which will allow us to capture more of the value created from our cannabis-derived extracts using a vertically-integrated model that will allow for growth through addressing treatments for multiple illnesses and through expanding manufacturing and distribution to other companies. Additional near-term revenue may be generated through licensing opportunities. Through both our biotech and biopharmaceutical research strategies, our ultimate goal is to be an industry leader in the cultivation technology and research and development of medical cannabis drugs and treatments.

In order to further our ' virtual pharma" strategy, GB Sciences, Inc. is looking to partner with companies that have promising synthetic cannabinoid technology, or license their proprietary formulations, and then leverage our contacts with contract research organizations to get these therapies tested in human clinical trials for eventual approval by the US FDA. GB Sciences has undertaken a search for promising cannabinoid technologies and related therapies by attending research conventions (ie. the 24th International Cannabinoid Research Society Meeting sponsored by GW Pharma the leader in cannabinoid therapies) and through our network of contacts. Our business development and science team have been in multiple rounds of talks with two very promising partners. Our goal is to form a partnership or license their technologies. We will act as the accelerators of the product development through our financial resources, experience with triais, and the relationships that we have with Clinical Research Organizations.

In order to accomplish the establishment of a traditional pharmaceutical style pipeline of new products for eventual human clinical testing and submission to the US FDA, we are creating custom blends of extracted cannabinoids from our plants for testing at the pre-clinical level (cell culture and animal models) first. The initial blends will be screened in the future through a collaboration with an academic research lab and then the most promising candidates for cannabinoid therapies in each disease category (pain-management, anxiety, Parkinson's disease) will be tested through human clinical trial phase I (safety), phase II (efficacy over time-limited enrollment), and phase III (efficacy over time with full patient enrollment).

Markets

To accomplish the aforementioned strategy, we endeavor to secure a strong technological presence in all U.S. states and territories that have, or are seeking, to legally allow cultivation, production, and distribution of medical-grade cannabis. We are developing corporate partnerships in those locations in order to maximize the value of our technology and shareholder returns. Upon receiving the appropriate licenses in each location, we will establish our proprietary growing system to produce medical grade cannabis for that region. We will also partner with the local medical community to distribute the appropriate products needed to improve their patients’ quality of life.

As part of implementing our strategy in Nevada, we sought cultivation and dispensary licenses for medicinal cannabis in Nevada. On November 3, 2014, our license application to cultivate cannabis in Nevada was granted. However, on the same day, our license applications to distribute cannabis were denied. Accordingly, in Nevada the Company will be able to cultivate cannabis but distribution of the cannabis produced in the growing process will be through retailers who have received cannabis distribution licenses. It is the company’s intention that many of the initiatives outlined in the Business Strategy section, will take place in Nevada and other appropriate locations.

The company has also recently hired a new Chief Science Officer and two PhD-level scientists in order to engage in the research and development of biopharmaceutical and neutraceutical applications of our medical-grade marijuana and medical-grade cannabinoid extracts. The company is working on licensing its initial biopharmaceutical cannabinoid product prototype to begin clinical trials. In addition, we are looking for co-development partners to assist us with growing our own phytocannabinoid-based biopharmaceutical product pipeline.

Competition

In Nevada, there will be numerous applicants who, along with the Company, will be granted provisional cultivation licenses. While it is too early to determine how many licenses will ultimately be developed and opened, the Company must assume that there will be significant competition in the cultivation of medical cannabis in Clark County, Nevada. The Company believes that its proprietary GrowBlox technology which starts from the inception of the growth process through the curing of the final product will yield the highest quality, consistent, medical grade cannabis. available in the market. The Company believes that this will give it a competitive advantage in the marketplace.

Intellectual Property

The company currently has one patent pending and opportunity for several potential patents. Our key technology is the patent-pending indoor agricultural growing chamber known as the GrowBLOX™. The GrowBLOX™ is a controlled-climate indoor agricultural growing chamber designed and engineered to cultivate medical-grade cannabis plants. The GrowBLOX™ chambers create the ideal growing environment for each plant by monitoring and adjusting the light, humidity, nutrition, temperature and aeration, while excluding outside stresses like, toxins, pathogens and pests. This customized environment ensure maximum harvest of the finest grade product which will provide patients with specific treatment options and consistently deliver the quality and efficacy expected from a medical-grade cannabis product.

The GrowBLOX™ system is very environmental and user friendly as it utilizes the following technologies:

•
GrowBLOX’s™ AeroVAPOR™ misting system delivers all of the moisture, nutrients and oxygen the cannabis plants need to grow through a misting system that recycles the water used. Absolutely, no gray water remains that would traditionally be released back into the environment.

•	Energy-efficient LED lighting system.
•	Integrated, intelligent control system that continuously monitors, manages, records, and analyzes the cultivation methodology for optimal growth.
•	Remote monitoring system sends alerts via text, email and telephone to our scientists, botanists and cultivators, recommending adjustments to the chambers cultivation levels.

Additional patents relating to the GrowBLOX™ technology are currently being sought and will be added to our portfolio of industry-leading technology.

We also anticipate patent applications in conjunction with our research, testing, and development of biopharmaceutical treatment options using the phytocannabinoids present in the cannabis plant. Cannabis sativa contains 70 naturally occurring cannabinoids. These cannabinoids, either in isolated form or in varying combinations within strains of cannabis plants, are either proven, or have the potential, for treatment of numerous conditions, including pain; nausea, seizure and inflammation reduction; tumor inhibition; psychotic and anxiety issue; and muscle spasms. This research will be facilitated by our GrowBLOX™ controlled indoor growing system which will provide scientists with the necessary consistent samples containing adequate cannabinoid levels from harvest to harvest, thus removing environmental variables.

Government Regulation

Currently, there are twenty states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Fifteen other states are considering legislation to similar effect. As of the date of this writing, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law.

Related Party Transaction

On March 13, 2014, the Company acquired from Craig Ellins assets to be used in the production and use of cannabis (the “Assets”). At that time there were approximately twenty-one states plus the District of Columbia that had laws and/or regulations that recognized in one form or another medical uses for cannabis and consumer use of cannabis in connection with medical treatment. The Assets equipped the Company to be among the first to provide methods of cannabis production for the uses that are being legislated in the various states. The Assets included:

•	a provisional patent application associated with the production or use of cannabis;
•	concepts associated with the production, use of, or in any way connected with cannabis conceived or developed by Mr. Ellins or his associates;
•	trademarks;
•	business plans;
•	investor presentations and histories;
•	websites;
•	trade secrets including without limitation trade secrets involving nutrient mixes;
•	drawings and digital artwork;
•	research analysis and reports, including without limitation a report entitled “GrowOpp Hydroponic Agriculture;
•	raw materials associated with the production and use of cannabis;
•	production equipment and related assets including without limitation electrical equipment, plastic molds and internal parts;
•	proof-of-concept equipment; and
•	URL’s associated with or intended to be associated with the production, use of, or in any way connected with cannabis.

In exchange for the Assets, the Company has issued to Mr. Ellins 12,500,000 restricted shares of the Company’s common stock. The stock and assets were valued in accordance with SAB Topic 5(G), Transfers of Nonmonetary Assets by Promoters or Shareholders. The assets value was $33,457.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company. If the related party to a transactions is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

Employees

We currently employ a Chief Executive Officer, Chief Science Officer, and a support staff of six employees and contractors.

Properties

Our executive offices are located at 7251 West Lake Mead Blvd, Suite 300, Las Vegas, NV 89128.

Legal Proceedings

On April 2, 2014, the Company commenced an action in the United States District Court for the Southern District of New York against GCM Administrative Services, LLC (“GCM”), Strategic Turnaround Equity Partners, L.P., Gary Herman, and Seth M. Lukash. The action was brought for the purpose of determining whether the defendants or any of them were entitled to receive stock in the Company pursuant to conversion rights held under promissory notes given by an affiliate of the Company to GCM. The defendants answered the compliant and brought five counterclaims back against the Company. The counterclaims were for declaratory judgment, damages for breach of fiduciary duty and unjust enrichment, a money award for quantum meruit, and for breach of contract for refusing to convert the notes into shares. No specific amount of money damages is identified in the counterclaims. The Company believes the court will rule that there are no conversion rights pursuant to which the Company will be required to issue stock and that the counterclaims are without merit.

MANAGEMENT

Executive Officers and Directors

The names of our executive officers and directors, their ages as of December 3, 2014, and the positions currently held by each are as follows:

Name	Age	Position

Craig Ellins	62	Chief Executive Officer and Chairman of the Board
Cathryn J. Kennedy	56	Chief Financial Officer and Chief Accounting Officer
Dr. Andrea Small-Howard	45	Chief Science Officer and Director

Craig Ellins, Chairman and Chief Executive Officer

Mr. Ellins was appointed as our Chief Executive Officer and as chairman of our board of directors on March 13, 2014, and has served continuously in both positions since that time. Mr. Ellins has spent over 30 years discovering emerging trends and developing start-ups for various industries. He has served as Chief Executive Officer and on the Board of Directors of numerous organizations, both in the private and public sectors and has worked with a multitude of Fortune 500 organizations. Mr. Ellins has a proven and successful background in international and domestic product and business development, technological innovation, trade secrets, strategic planning, critical infrastructure and sustainable growth. Mr. Ellins continuously sets new standards for innovation and most recently set his sights on the cannabis industry. His work in medical marijuana has produced significant advancements in indoor growing technology, all of which have pending patents. Mr. Ellins has worked diligently over the years to produce state-of-the-art technology that has a substantial impact on cultivation and ingenuity. Finding treatments to serious medical conditions has become the benchmark to Mr. Ellins technological innovation, out of which has come the GrowBLOX™. Mr. Ellins’ rich history of new technology and financial expertise has created a framework for change in technological enterprises, especially in cultivation.

From 2013 to 2014, Mr. Ellins served as the Chairman and CEO of Cognitiv, Inc. Cognitiv, Inc., together with its subsidiaries, engages in the creation, development, and maintenance of Websites and mobile applications. It also provides Website search engine optimization services; email marketing services; pay per click consultation services; social media consultation, creation, and marketing services; domaining services; and mobile marketing services. The company was formerly known as University Health Industries, Inc. and changed its name to Cognitiv, Inc. in March 2012. Cognitiv, Inc. is based in Heathrow, Florida. As Chairman and CEO, Mr. Ellins was responsible for all aspects of the company.

From 2009 to 2013, Mr. Ellins served as CEO and Chairman of Phototron Holdings, Inc., now known as GrowLife, Inc. GrowLife, Inc. manufactures and supplies branded equipment and expendables for urban gardening in the United States. The company offers equipment and expendables, such as nutrients and soils for the growing of medical marijuana. As Chairman and CEO, Mr. Ellins was responsible for all aspects of the company.

Cathryn J. Kennedy, Chief Financial Officer and Chief Accounting Officer

Effective December 9, 2014, Cathryn J. Kennedy was appointed as our Chief Financial Officer and Chief Accounting Officer. From 2013 to the present Ms. Kennedy served as controller and secretary to the board of directors of American Optical Services. American Optical Services owns and operates ophthalmology and optometry practices across the U.S. As controller, she managed P&L, cash flow, implemented audit policies and managed financial reporting and tax return preparation with a national firm. She managed personnel in the accounting and treasury departments.

From 2008 through 2013, Ms. Kennedy worked for eCommLink, Inc. eCommLink, Inc. is a prepaid card processor which supports a full array of global and domestic payments and transactions, which was sold via asset sale to Green Dot. From 2011 to 2013 she served as CFO, from 2010 to 2011 she served as Vice President of Finance and as controller from 2008 to 2010.

From 2005 to 2008, Ms. Kennedy served as director of SEC reporting for Pinnacle Entertainment Inc., an entertainment company with 15 hotel and gaming operations located in the U.S. Prior to 2005, she served as controller for American Wagering Inc. overseeing all corporate reporting, consolidations, financial preparations, preparation of SEC reports on forms 10QSB and 10KSB, and preparation of NGC tax filings, and oversaw gaming audits and compliance.

Dr. Andrea Small-Howard, PhD, MBA, Chief Science Officer and Board of Directors

Dr. Small-Howard was appointed as our Chief Science Officer and as a member of our board of directors on June 10, 2014 and has served continuously in both positions since that time. As the Chief Science Officer, her goal is to create and maintain a novel cannabinoid therapy pipeline based on the Company's proprietary technology suite, direct research & development efforts, facilitate clinical research partnerships, guide product commercialization strategies, develop corporate cannabis education programming, and create corporate messaging around our novel drug discovery process.

From January, 2012 to present, she has served as a Director on the Board of Directors at The Center for Healthcare Innovation, "CHI". CHI is a non-profit, non-partisan, and independent organization committed to serving as a catalyst for stimulating ideas, people, companies, and institutions to collaborate and achieve excellence in healthcare innovation, particularly in the biotechnology, medical device, nanotechnology, and pharmaceutical sectors. The CHI vision is to become the world’s #1 independent thought-leadership institution and “think tank” for the global pharmaceutical and life sciences community. Her board level responsibilities at CHI have included shaping and supporting the evolving mission of this dynamic group. She has also been on the planning committee for their annual "Emerging Markets in the Life Sciences" seminar series, which is now in its 5th consecutive year.

From July 2011 to June 2014, she was the Founder and President of International Biotechnology Solutions. International Biotechnology Solutions was a management consulting firm that created customized, cost-effective commercialization solutions for viable yet abandoned biopharmaceutical products. Based on her understanding that the paradigm by which biotechnology and pharmaceutical products reach the market had fundamentally changed, she explored new avenues to bring healthcare products to market in regions where there were unique needs. International Biotechnology Solutions had provided management consulting with a focus on assisting US biotech companies with products that could be commercialized within the Asia-Pacific region. In particular, developing commercialization solutions to meet the needs of the healthcare market in the Asia-Pacific region could be more cost effective and benefit a larger patient population. In her consulting, she successfully completed projects within the areas of business development, corporate alliance building, product commercialization, due diligence reporting on medical marijuana companies, corporate restructuring, and management of successful fund raising campaigns.

From June 2011 to March 2013, she served as a Director on the Board of Directors (President for part of that time), for the Ceremax Investment Corporation. The Ceremax Investment Group was established by members of the USC EMBA Class XXV to pool its financial and intellectual resources to identify investment opportunities. Ceremax's mission was to capitalize on the collective experiences and pool of contacts of its members to source, underwrite, and manage these investment opportunities. Additionally, Ceremax would provide a channel for its members to strengthen the relationships first developed in the classroom while attending USC. Within the context of Ceremax, she reviewed and approved capital and resource investments in promising start-up or scale-up phase private companies.

From November, 2008 to July, 2011, she served as the Vice President of Scientific Oversight for the Radient Pharmaceutical Corporation. At that time, Radient Pharmaceutical Corporation was a vertically-integrated biopharmaceutical research, development and manufacturing corporation with operations in both the US and China. At the Radient Pharmaceutical Corp, she provided oversight for global product development in multiple international business divisions. She authored and/or attained 12 patents & 3 trademarks on proprietary cancer tests, cancer (gene) therapies, cosmeceuticals, and animal models. She achieved numerous regulatory approvals for cancer tests, cancer therapies, pharmaceuticals, and cosmeceutical products with US FDA, Health Canada, Korean FDA, China SFDA, Taiwanese Ministry of Health, Indian Ministry of Health. I initiated and/or nurtured 5 international, collaborative, cancer research trial programs with universities and hospitals studying colon, lung, and pancreatic cancer; as well as general cancer screening programs that yielded 7 publications supporting cancer products. She championed Elleuxe®/Goodnak® cosmeceutical line: a) provided oversight for formulations, safety & effectiveness testing, regulatory strategy; b) led branding committee and created marketing materials with external agencies; c) created commercialization strategy, sourced US raw materials, hired contract manufacturers. She advised the CEO and CFO on Production Capacity as the Management Representative. She supervised the Quality Management Systems for the ISO 13485/cGMP compliant medical device manufacturing facility in the US; as well as the Chinese SFDA regulated and cGMP regulated manufacturing facilities in China. She also led and participated in internal and US FDA, CDPH, CE Mark/ISO 13485, and CMDR audits of our Quality Management System.

During the past five years none of our directors, executive officers, promoters or control persons was:

1)
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3)
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

We do not have any independent directors serving on our Board of Directors. The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15). See Exhibit 99 hereto.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during each of the years ended March 31, 2014, 2013 and 2012. Mr. Weldon resigned his positions as an officer and director of the Company effective November 21, 2014 to accept another career opportunity.

Summary Compensation Table

Name and Position	Year	Salary($)	All Other Compensation	Total($)

Craig Ellins, CEO and Chairman of the Board	2014 2013 2012	6,125 0 0	0 0 0	6,125 0 0
Steven Weldon, CFO and Director	2014 2013 2012	2,000 0 0	0 0 0	2,000 0 0
Dr. Andrea Small-Howard, Chief Science Officer and Director	2014 2013 2012	0 0 0	0 0 0	0 0 0

Employment Agreements

The Company has employment agreements with its Chief Executive Officer and its Chief Science Officer summarized as follows:

The term of the employment agreement with our CEO, Craig Ellins, commenced on March 17, 2014, and continues for three years. During the first year Mr. Ellins receives cash compensation of $147,000. During the second year he receives cash compensation of $180,000. During the third year he receives cash compensation of $240,000. The employment agreement also grants to Mr. Ellins 3,000,000 shares of common stock which vests over the three year term.

The term of the employment agreement with our Chief Science Officer, Andrea Small-Howard, commenced on June 10, 2014, and continues for three years. During the term of the agreement, Ms. Small-Howard receives cash compensation of $78,000 annually. The employment agreement also grants to her 450,000 shares of common stock which vests over the three year term.

Directors’ Compensation

Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. Our board of directors does not have an audit or any other committee.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table presents information known to us, as of December 22, 2014, relating to the beneficial ownership of common stock by:

•	each person who is known by us to be the beneficial holder of more than 5% of our outstanding common stock;
•	each of our named executive officers and directors; and
•	our directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 34,904,926 shares of common stock outstanding as of December 3, 2014. A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this Annual Report upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person’s holdings, but not those underlying shares held by any other person.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Craig Ellins	7,520,000 (3)	19.3%(3)
Lazarus Investment Partners, LLLP (2)	3,000,000 Direct	8.7%
Andrea Small-Howard	50,000 Direct	0.1%
Cathryn J. Kennedy	0	n/a
All directors and executive officers as a group (3 persons)	7,570,000 (3)	19.5%(3)
(1) (2)
Unless otherwise noted, the address of each person listed is c/o Growblox Sciences, Inc. 7251 West Lake Mead Blvd, Suite 300, Las Vegas, NV 89128.
Lazarus Investment Partners, LLLP. c/o Lazarus Management Company LLC, 3200 Cherry Creek South Drive, Suite 670,Denver, CO 80209.

(3)
Of this amount, 4,000,000 of the shares are held indirectly and the remainder are held directly. Mr. Ellins is the beneficial owner of the 4,000,000 shares held indirectly and will receive the shares upon the filing of two additional provisional patent applications for technology inside the GrowBLOX Controlled Environment Agricultural Chamber. The percentage calculation for Mr. Ellins and for the directors and executive officers as a group, assumes that the 4,000,000 shares indirectly and beneficially owned by Mr. Ellins were issued and outstanding. All other percentages were calculated based upon shares actually issued and outstanding.

SELLING STOCKHOLDERS

This prospectus relates to our registering the sale of 10,000,000 shares of common stock of Growblox Sciences held by selling stockholders. We are also registering the resale of 23,000,000 common shares by Selling Stockholders who may acquire such shares upon the exercise of warrants. There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Selling Stockholders

The following table sets forth:

•	the names of the selling stockholders;
•	the number of shares of common stock beneficially owned by each of the selling stockholders before the offering;
•	the number of shares of common stock being registered with respect to each selling stockholder;
•	the number of shares of common stock beneficially owned by each of the selling stockholders after the offering; and
•	the person with voting or investment control if the stockholder is not a natural person.

This table is based on information furnished to us by or on behalf of the selling stockholders. As of December 3, 2014, there were 34,904,926 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Registered (1)	Shares Beneficially Owned After the Offering	Person with Voting or Investment Control

Robbie Acevedo	20,000	60,000	0
Airmont Trust	20,000	60,000	0	Brad Houtkin
Gary Avendano	30,000	90,000	0
Marvin Beutz	30,000	90,000	0
Lawrence & Barbara Cagney	200,000	600,000	0
Carmik Family Trust (4)	111,112	333,336	0	Michael Viellon
Thomas & Theresa Ciano	20,000	60,000	0
Hammer Family Trust 3/13/2000 (3)	177,777	533,331	0	James Hammer
Deltazulu Investments, LLC	200,000	600,000	0	David Zemach
The Raben Education Trust (2)	50,000	150,000	0	Bruce Raben
ELGJO, LLC	100,000	300,000	0	Lawrence Ordower
Scott Elsas	60,000	180,000	0
Bruce I. Famalian Irrevocable Trust	88,500	265,500	0	Bruce Famalian
Bruce Famalian Revocable Trust	88,500	265,500	0	Bruce Famalian
Michael Figler	88,500	265,500	0
Jose Fune	40,000	120,000	0
Glen Gabisan	100,000	300,000	0
Gitel Family Partnership, LP	100,000	300,000	0	Ester Stahler
Chris Gordon	1,500,000	4,500,000	0
Michael & Sheila Hoffman	10,000	30,000	0
Richard Hunt (2)	20,000	60,000	0
William Hunt (2)	20,000	60,000	0
Investors League Special Opportunity Fund I, LP (2)	50,000	150,000	0	Adam Pasholk
James & Joan Family Limited Partnership	50,000	150,000	0	James Hammer
The JEM Living Trust dated 9-19-2004	100,000	300,000	0	James Meservey
Charles Knapp SEP IRA DCG&T TTEE	20,000	60,000	0
Michael Kodsi	40,000	120,000	0
Loic & Ann Lamouruex	20,000	60,000	0
LDP Family Partnersip, LP	100,000	300,000	0	Laya Perlysky
Simon Asset Management LLC	200,000	600,000	0	Howard Liebreich
Joseph and Christina Malcheski	68,000	204,000	0
Meservery Family Trust DTD 12-19-1994 (3)	177,777	533,331	0	James Meservey
Melissa L Beuchat 1998 Irrevocable Trust	177,777	533,331	0	Melissa Beuchat
MH Life, LLC	177,777	533,331	0	Barry Moore
John & Maria Moeller	20,000	60,000	0
Craig Nakamura	32,000	96,000	0
Neurological Associates	100,000	300,000	0	James Adametz
Lawrence Ordower	100,000	300,000	0
Adam Pasholk (2)	50,000	150,000	0
Plaza Services, LLC	20,000	60,000	0	William Hunt
Warren Postman	150,000	450,000	0
Raben Family Foundation (2)	50,000	150,000	0	Bruce Raben
James & Jennifer Robinsom	50,000	150,000	0
Romero Oak Terrace, LLC	200,000	600,000	0	Moshe Zemach
Maj-Britt Rosenbaum	56,000	168,000	0
Christine Sclafani	20,000	60,000	0
Cheryl Schwartz	20,000	60,000	0
Stephen Schwimmer	10,000	30,000	0
Keith Testaverde (2)	50,000	150,000	0
Theodore Deikel Trust	500,000	1,500,000	0	Theodore Deikel
VCM South LLC	20,000	60,000	0	Scott Feiwell
W-Net Fund I, LP	200,000	600,000	0	David Weiner
Elizabeth Zarraga IRA DCG&T TTEE	14,000	42,000	0
Marc Zarraga	20,000	60,000	0
Lazarus Investment Partners LLLP (2)	3,000,000	9,000,000	0	Elliot Penn
Lazarus Israel Opportunities Fund LLLP (2)	1,000,000	3,000,000	0	Elliot Penn
Network 1 Financial Securities, Inc. (2)	0	495,000	0	William Hunt
Damon Testaverde (2)	0	900,000	0
William Heming (2)	0	135,000	0
Peter Fulton (2)	0	1,095,000	0
Joel Marcus (2)	0	15,000	0
Miguel Zarraga (2)	0	30,000	0
Richard Hunt (2)	0	30,000	0
William Hunt (2)	0	30,000	0
Scott Elsas (2)	0	30,000	0
Keith Testaverde (2)	0	180,000	0
Adam Pasholk (2)	0	60,000	0

(1) Each number represents shares beneficially owned by the selling stockholder before the offering and common shares that underlie warrants held by the selling stockholder.

(2) This selling stockholder or the person with voting or investment control of the shares owned by the selling stockholder is either a registered broker-dealer or is affiliated with a registered broker-dealer. Because of this, the selling stockholder is an underwriter.
(3) The Hammer Family Trust of which James D. Hammer is the trustee, owns a 17.78% membership interest in GBS Nevada Partners LLC and 177,777 shares of common stock in the Company. The Meservey Family Trust of which James M. Meservey is the trustee, also owns a 17.78% membership interest in GBS Nevada Partners LLC and 177,777 shares of common stock in the Company. Both the Hammer Family Trust and the Meservey Family Trust also each own warrants to purchase 355,554 common shares of the Company.
(4) Michael B. Viellion is a trustee and beneficiary of the Carmik Family Trust. Mr. Viellion is also the manager of MMJ Investment Facility, LLC which owns an 11.11% membership interest in GBS Nevada Partners LLC. The Carmik Family Trust also owns warrants to purchase 222,224 common shares of the Company.

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares are currently listed on the OTCQB under the symbol GBLX. The Selling Stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the date of this prospectus;
• broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.0001 par value. As of December 3, 2014, 34,904,926 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants

As of December 3, 2014, Growblox has warrants issued and outstanding for the purchase of 23,000,000 shares of its common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, American Fork, Utah. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie's address is 486 W. 1360 N., American Fork, Utah 84003. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which Growblox’ business operations are headquartered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of March 31, 2014 and March 31, 2013 included in this prospectus have been audited by L J Sullivan Certified Public Accountant, LLC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov. Our SEC file number is 333-82580.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Condensed Balance Sheets

Assets
	September 30,	March 31,
	2014	2014

Current assets:
Cash	$1,638,239	$339,327
Subscription Receivable	-	150,000
Prepaid expenses and other current assets	229,972	-

Total current assets	1,868,211	489,327

Property and Equipment:

Property and Equipment, net	141,439	44,922
Intangible assets, net	3,615	3,735

Total property and equipment	145,054	48,657

Total assets	$2,013,265	$537,984

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$21,294	$19,762
Subscription payable	16,000	10,000
Accrued interest	-	252,304
Other accrued expenses	-	1,847
Notes from shareholders	5,000	5,000
Convertible notes from shareholders	-	1,262,441

Total current liabilities	42,294	1,551,354

Commitments and contingencies	-	-

Stockholders’ equity (deficiency):
Common stock, $0.0001 par value, 250,000,000 shares authorized
34,363,276 and 7,268,948 shares issued and outstanding at
September 30, 2014 and March 31, 2014	3,438	727
Additional paid-in capital	11,342,813	5,198,659
Accumulated deficit	(9,328,073)	(6,212,756)

Total stockholders’ equity (deficiency)	2,018,178	(1,013,370)
Noncontrolling interest	(47,207)	-
Total equity	1,970,971	(1,013,370)

Total liabilities and stockholders’ equity (deficiency)	$2,013,265	$537,984

See accompanying notes to the financial statements.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
(A Development Stage Company)
Consolidated Condensed Statements of Operations (unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2014	2013	2014	2013

Net revenue	$-	$-	$-	$-

Cost of revenue	-	-	-	-

Gross profit (loss)	-	-	-	-

General and administrative expenses	1,780,161	13,982	3,275,358	43,469

Loss from continuing operations	(1,780,161)	(13,982)	(3,275,358)	(43,469)

Other income/(expense)

Change in fair value of convertible notes	-	135,905	-	135,905
Change in fair value of warrants	-	165,340	-	165,340
Loss on extinguishment of debt	-	-	-	-
Loss on loan modification	-	-	-	-
Interest income	160	-	334	-
Interest expense	-	(13,310)	-	(26,027)

Total other income/(expense)	160	287,935	334	275,218

Total income/(expense)	(1,780,001)	273,953	(3,275,024)	231,749
Less net income (loss) attributable to noncontrolling interests	(109,902)	-	(159,707)	-

Net income/(loss)	$(1,670,099)	$273,953	$(3,115,317)	$231,749

Weighted average common shares outstanding – basic and diluted	34,046,111	850,110	25,515,847	850,110

Net income/( loss) per share - basic and diluted	$(0.07)	$0.33	$(0.12)	$0 .28

The accompanying notes are an integral part of the financial statements.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the Six months ended September 30, 2014 and 2013

	2014	2013
Cash flows from operating activities:
Net loss	$(3,115,317)	$231,749
Less net loss attributable to noncontrolling interest	(159,707)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,338	128
Amortization expense	130	-
Stock compensation	1,033,258	-
Non-cash interest	-	3,982
Change in fair value of convertible notes	-	(135,905)
Change in fair value of warrants	-	(165,340)
Changes in operating assets and liabilities:
Prepaid expenses	(152,490)	-
Other assets	(77,483)	-
Accounts payable	(314)	(475)
Stock subscription payable	25,250	-
Accrued expenses	-	37,435

Net cash used in operating activities	(2,445,335	(28,426)

Cash flows from investing activities:

Purchase of property and equipment	(97,865)	-

Net cash used in investing activities	(97,865)	-

Cash flows from financing activities:
Stock subscription receivable	150,000	-
Proceeds from issuance of stock	3,579,612	-
Proceeds from noncontrolling interest	112,500	-
Proceeds from issuance of debt to stockholders	-	26,000

Net cash provided by financing activities	3,842,112	26,000

Net increase (decrease) in cash	1,298,912	(2,426)

Cash, beginning of year	$339,327	$2,427

Cash, end of September 30, 2014	$1,638,239	$1

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$-	$-

Non-cash investing and financing activities:
Stock issued to settle convertible debt	$1,262,411	$-
Stock issued to settle interest expense	$252,304	$-
The accompanying notes are an integral part of the financial statements.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2014

NOTE 1 - ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed financial statements have been prepared by the Company, pursuant to the rules and regulations of the U. S. Securities and Exchange Commission for Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The unaudited condensed financial statements included herein reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. Interim results are not necessarily indicative of the results that may be expected for the year. The unaudited condensed financial statements should be read in conjunction with the condensed financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operation, for the year ended March 31, 2014, contained in the Company’s March 31, 2014 Annual Report on Form 10-K.

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since April 4, 2001 which losses have caused an accumulated deficit of approximately $9,300,000 as of September 30, 2014. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management has been able, thus far, to finance the losses through a public offering, private placements and obtaining operating funds from stockholders. The Company is continuing to seek sources of financing. There are no assurances that the Company will be successful in achieving its goals.

In view of these conditions, the Company’s ability to continue as a going concern is dependent upon its ability to obtain additional financing or capital sources, to meet its financing requirements, and ultimately to achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event the Company cannot continue as a going concern.

NOTE 2 – BASIS OF PRESENTATION

Reporting Entity. GrowBlox Sciences, Inc. (“GrowBlox” or “the Company”) was incorporated on April 4, 2001 under the laws of the State of Delaware. The Company is authorized to issue 250,000,000 shares of common stock, par value $.0001. On March 18, 2014, we purchased assets from Craig Ellins, which included the revolutionary GrowBLOX™ technology. We plan to utilize this technology to commercially cultivate and produce medical grade cannabis for sale in the U.S. states and territories in which it is legal. We also plan to research the medical treatment potential of cannabis and develop treatments from those findings. On April 4, 2014, we officially changed our name to GrowBLOX™ Sciences, Inc. to reflect this new corporate direction. The Company’s office is located in Las Vegas, Nevada.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2014

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company. The Company is considered to be in the development stage.

Cash and Cash Equivalents. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Income Taxes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Deferred tax items are reflected at the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to the uncertainty regarding the success of future operations, management has valued the deferred tax asset allowance at 100% of the related deferred tax assets.

Loss per Share. The Company’s basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. The Company has 8,757,106 potentially dilutive common shares at March 31, 2014. However, such common stock equivalents were not included in the computation of diluted net loss per share as their inclusion would have been anti-dilutive.

Fair Value Measurement. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 fair value elections are made on an instrument by instrument basis.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Recent Accounting Pronouncements

There were no recently issued accounting pronouncements that will have a material impact on the Company’s financial statements.

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2014

NOTE 4 – CONVERTIBLE NOTES AND WARRANTS

Convertible Notes from Shareholders

The Company had debt outstanding to shareholders, which was issued between 2006 and 2013. The debt was not issued with warrants and some of the debt was not originally issued with a conversion feature. During fiscal years 2009 and 2010, the notes without conversion features were modified to contain a conversion feature, for which the Company recorded a loss on the modification. Convertible notes from shareholders issued during fiscal year 2010 contained a beneficial conversion feature, with the discount being amortized over the term of the note.

Convertible notes from shareholders accrued interest at a rate of 10 percent per annum. The note holders had the sole option of converting the principal and interest represented by these notes into our common stock at a strike price equal to a $0.01. The note holders were only be allowed to convert shares or portion thereof to the extent that, at the time of the conversion, the conversion will not result in the note holders beneficially owning more than 9.9% of the issued and outstanding common shares of the Company.

Additional, between December 2009 and February 2013, the Company entered into several Convertible Note Agreements ("Notes") for a total of $1,033,744. The Company received aggregate proceeds of $884,700 reflecting a 15% original issue discount to the Note holders and a nominal rate of 16.63%.

The Notes were due after one year. The note holders could have converted any portion of the Notes that are outstanding, whether such portion represents principal or interest, into shares of common stock of the Company at a price equal to $0.10. The Notes includes an anti-dilution adjustment that may not be adjusted below $0.01.

Simultaneously with the issuance of these Notes, the Company issued to the Note holders a 5-year warrant (the "Warrants") to purchase 12,364,766 shares of common stock of the Company. The Warrants were exercisable at a price equal to $0.15. The Warrants included an anti-dilution adjustment that may not be adjusted below $0.01.

The note holders were only be allowed to convert shares or exercise warrants or portion thereof to the extent that, at the time of the conversion or exercise, the conversion or exercise will not result in the note holder beneficially owning more than 9.9% of the issued and outstanding common shares of the Company.

Simultaneously with the issuance of this Note, the Company issued to each Note holder a 5-year warrant (the "Warrant") to purchase 504,203 shares of common stock of the Company. The Warrant is exercisable at a price equal to $0.50. The Warrants include an anti-dilution adjustment that may not be adjusted below $0.01.

The note holder will only be allowed to convert shares or exercise warrants or portion thereof to the extent that, at the time of the conversion or exercise, the conversion or exercise will not result in the note holder beneficially owning more than 9.9% of the issued and outstanding common shares of the Company.

In March 2014, the note holders’ agreed to modify the terms of all the notes and warrants. The notes are now convertible at a fixed price of $0.26. The warrants have been cancelled and no longer have any value. A loss of $559,048 for the extinguishment of debt has been recorded on the State of Operations as of March 31, 2014. As of September 30, 2014, all of the notes have been converted to common stock.

	For the six months ended September 30, 2014		For the year ended March 31, 2014
	Convertible Notes	Accrued Interest	Convertible Notes	Accrued Interest
Balance, beginning of period	$1,262,441	$252,304	$442,750	$208,088
Conversion to common stock	(1,262,411)	(252,304)	(114,057)	-
Reclassified from Convertible Notes at Fair Value	-	-	933,748	-
Accrued interest	-	-	-	44,216
Balance, end of period	$-	$-	$1,262,441	$252,304

GROWBLOX SCIENCES, INC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2014

NOTE 4 – CONVERTIBLE NOTES AND WARRANTS, CONTINUED

	Warrants Outstanding
	Number of Shares	Exercise Price
Outstanding at March 31, 2013	12,364,766	$0.15-$0.10
Warrants issued	2,960,000	$1.00-$2.00
Warrants exercised	-
Warrants expired/cancelled	(12,364,766)
Outstanding at March 31, 2014	2,960,000	$1.00-$2.00
Warrants issued	12,038,446	$0.55-$2.00
Warrants exercised	-
Warrants expired/cancelled
Outstanding at September 30, 2014	14,995,446	$0.55-$2.00

NOTE 5 – STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)

From April 2014 to September 2014, the Company converted a total of $1,262,411 of notes payable from certain Note Holders into common stock of the Company. The Company issued 5,757,015 shares of our common stock to satisfy the principal and interest balances of the notes payable.

As of September 30, 2014, the Company sold 4,520,000 units through a private placement. Each unit consists of one share of common stock, one A warrant, expiring in three years, with an exercise price of $1.00 and one B warrant, expiring in five years, with an exercise price of $2.00. The price was $0.50 per unit.

On March 13, 2014 the Company entered into a definitive agreement (the “Agreement”) with Mr. Craig Ellins for the acquisition of assets. In accordance with the Agreement, Mr. Ellins was issued an additional four million shares upon the completion of a minimum of $1,000,000 in proceeds to the Company from fund raising on May 1, 2014. The shares were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

On June 27, 2014, the Company issued 8,950,000 shares of common stock pursuant to the employment contracts of our three executive officers valued at $1.24 per share. Fifty thousand of the shares were issued directly to one of the officers. The remaining shares will be held by the Company until such time as certain milestones are reached and vesting periods have run. The issuance was exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Act because there was no public offering in connection with the issuance of the shares.

NOTE 6 – SUBSEQUENT EVENTS

On October 6, 2014 the company issued 225,000 shares of restricted common stock to four consultants valued at $157,000.

On October 7, 2014, the company issued 8,000 shares of restricted common stock to two scientific advisory board members for a total of $5,600.

LJ SULLIVAN CERTIFIED PUBLIC ACCOUNTANT, LLC
701 Brickell Avenue, Suite 1550
Miami, Florida 33131

REPORT OF IINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GrowBlox Sciences, Inc.

I have audited the accompanying balance sheets of GrowBlox Sciences, Inc. as of March 31, 2014 and 2013, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. GrowBlox Sciences, Inc.’s management is responsible for these financial statements. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion the effectiveness of the company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GrowBlox Sciences, Inc. as of March 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note 2 of the accompanying financial statements, the company has incurred losses, has not generated any revenue, and has negative operating cash flows since the inception of exploration activities. These factors and the need for additional financing in order for the company to meet its business plan, raise substantial doubt about its ability to continue as a going concern. Management’s plan to continue as a going concern is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L J Sullivan Certified Public Accountant, LLC

L J Sullivan Certified Public Accountant, LLC
Miami, Florida
June 27, 2014

GROWBLOX SCIENCES, INC.
(A Development Stage Company)
Condensed Balance Sheets

Assets
	March 31,	March 31,
	2014	2013

Current assets:
Cash	$339,327	$2,427
Subscription Receivable	150,000	-
Debt issuance costs	-	3,963
Prepaid expenses and other current assets	-	100

Total current assets	489,327	6,490

Property and Equipment, net	44,922	128
Intangibles, net	3,735	-

Total assets	$537,984	$6,618

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$19,762	$11,886
Subscriptions payable	10,000	-
Accrued interest	252,304	208,088
Other accrued expenses	1,847	45,751
Notes from shareholders	5,000	-
Convertible notes from shareholders	1,262,441	442,750
Convertible notes from shareholders, at fair value	-	227,521
Derivative liability, at fair value	-	260,311

Total current liabilities	1,551,354	1,196,307

Commitments and contingencies

Stockholders’ equity (deficiency):
Common stock, $0.0001 par value, 250,000,000 shares authorized 7,268,948 and 850,110 shares issued and outstanding at March 31, 3014 and March 31, 2013	727	85
Additional paid-in capital	5,198,659	4,367,028
Deficit accumulated related to abandoned activities	(1,676,223)	(1,676,223)
Deficit accumulated during development stage	(4,536,533)	(3,880,579)

Total stockholders’ equity (deficiency)	(1,013,370)	(1,189,689)

Total liabilities and stockholders’ equity (deficiency)	$537,984	$6,618

The accompanying notes are an integral part of the financial statements

GROWBLOX SCIENCES, INC.
(A Development Stage Company)
Statements of Operations
For the years ended March 31, 2014 and 2013,

	2014	2013
Net revenue	$-	$-

Cost of revenue	-	-

Gross profit (loss)	-	-

Loss on oil and gas properties	-	36,000
Investor relations	-	-
General and administrative expenses	187,760	75,718

Loss from continuing operations	(187,760)	(111,718)

Other income/(expense)
Change in fair value of convertible notes	65,235	101,701
Change in fair value of warrants	78,385	97,575
Loss on extinguishment of debt	(559,048)	-
Loss on loan modification	-	-
Interest expense	(52,767)	(51,408)

Total other income/(expenses)	(468,195)	147,868

Net income/(loss)	$(655,955)	$36,150

Weighted average common shares outstanding – basic and diluted	940,723	966,858

Net loss per share - basic and diluted	$(0.70)	$0.04

The accompanying notes are an integral part of the financial statements.

GROWBLOX SCIENCES, INC.
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficiency)
For the years ended March 31, 2014 and 2013,
and the Period from March 1, 2008 (Inception) to March 31, 2014

				Deficit	Deficit
				Accumulated	Accumulated
			Additional	Related to	During
	Common stock		Paid-in	Abandoned	Exploration
	Shares	Amount	Capital	Activities	Stage	Total
Balance, March 1, 2008	88,682	$9	$1,469,728	$(1,676,223)	$-	$(206,486)

Net loss	-	-	-	-	(9,845)	(9,845)

Balance, March 31, 2008	88,682	$9	$1,469,728	$(1,676,223)	(9,845)	$(216,331)

Issuance of stock as compensation, in March 2009	1,033	-	516	-	-	516

Loss on loan modification	-	-	202,500	-	-	202,500

Net loss	-	-	-	-	(341,967)	(341,967)

Balance, March 31, 2009	89,714	$9	$1,672,744	$(1,676,223)	$(351,812)	$(355,282)

Issuance of stock for debt conversions	216,225	22	21,600	-	-	21,622

Compensation expense – employment contracts	387,300	38	1,031,002	-	-	1,031,040

Compensation expense – stock option	-	-	984,600	-	-	984,600

Compensation expense – consulting	8,014	1	89,256	-	-	89,257

Beneficial conversion features	-	-	133,000	-	-	133,000

Loss on loan modification	-	-	258,441	-	-	258,441

Net loss	-	-	-	-	(2,964,861)	(2,964,861)

Balance, March 31, 2010	701,253	$70	$4,190,643	$(1,676,223)	$(3,316,673)	$(802,183)

Compensation expense – consulting	6,000	1	62,399	-	-	62,400

Legal Retainer	2,857	-	10,000	-	-	10,000

Net loss	-	-	-	-	(585,293)	(585,293)

Balance, March 31, 2011	710,110	$710	$4,263,042	$(1,676,223)	$(3,901,966)	$(1,315,076)

Compensation – employment contracts	2,402,682	2,40	(2,40)	-	-	-

Issuance of stock for debt conversions	140,000	14	103,986	-	-	104,000

Net loss	-	-	-	-	(14,763)	(14,763)

Balance, March 31, 2012	32,527,930	$3,253	$4,363,860	$(1,676,223)	$(3,916,729)	$(1,225,839)

Compensation – employment contracts	(2,402,682)	(240)	240	-	-	-

Sale of stock subscription		1	11,499	-	-	12,500

Return of stock sold		(1)	(11,499)	-	-	(12,500)

Rounding		1		-	-	-

Net income	-	-	-	-	36,150	36,150

Balance, March 31, 2013	850,110	$85	$4,367,028	$(1,676,223)	$(3,880,579)	$(1,189,689)
Fractional share from stock split	157	-	-	-	-	-

Asset acquisition	4,500,000	450	33,317	-	-	33,467

Sale of stock subscription	1,480,000	148	739,852	-	-	740,000

Issuance of stock for debt conversion	438,681	44	114,013	-	-	114,057

Stock issuance costs	-	-	(55,250)	-	-	(55,250)

Rounding			(1)		1

Net loss	-	-	-	-	(655,955)	(655,955)

Balance, March 31, 2014	7,268,948	$727	$5,615,193	$(1,676,223)	$(4,536,533)	$(1,013,370)

The accompanying notes are an integral part of the financial statements.

GROWBLOX SCIENCES, INC.
(A Development Stage Company)
Statements of Cash Flows
For the years ended March 31, 2014 and 2013,

Cash flows from operating activities:
	2014	2013
Net loss	$(655,955)	$36,150

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	128	300
Amortization expense	10	-
Loss on oil and gas assets	-	36,000
Stock compensation	-	-
Loss on loan modification	-	-
Loss on extinguishment of debt	559,048	-
Change in fair value of convertible notes	(65,235)	(101,701)
Change in fair value of warrants	(78,385)	(97,575)
Non-cash interest	8,552	7,317
Changes in operating assets and liabilities:
Other assets	-	350
Accounts payable	7,875	5,327
Stock subscription payable	10,000
Accrued expenses	312	76,385

Net cash used in operating activities	(213,650)	(37,447)

Cash flows from investing activities:

Investment in oil and gas properties	-	-
Purchase of property and equipment	(15,200)	-

Net cash used in investing activities	(15,200)	-

Cash flows from financing activities:
Stock subscription receivable	(150,000)	-
Proceeds for sale of stock	684,750	-
Proceeds from issuance of debt to stockholders	31,000	37,700

Net cash provided by financing activities	565,750	37,700

Net increase (decrease) in cash	336,900	253

Cash, beginning of year	$2,427	$2,174

Cash, end of year	$339,327	$2,427

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$-	$-

Non-cash investing and financing activities:
Stock issued for intangible assets	$33,467	$-
Stock issued for legal retainer included in other assets	$-	$-
Convertible debt issued for oil and gas lease agreements	$-	$-
Stock issued to settle convertible debt	$114,057	$-
Stock issued to settle interest expense	$-	$-

The accompanying notes are an integral part of the financial statements.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 1 – ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

Reporting Entity. GrowBlox Sciences, Inc. (“GrowBlox” or “the Company”) was incorporated on April 4, 2001 under the laws of the State of Delaware. The Company is authorized to issue 250,000,000 shares of common stock, par value $.0001. On March 18, 2014, we purchased assets from Craig Ellins, which included the revolutionary GrowBLOX™ technology. We plan to utilize this technology to commercially cultivate and produce medical grade cannabis for sale in the U.S. states and territories in which it is legal. We also plan to research the medical treatment potential of cannabis and develop treatments from those findings. On April 4, 2014, we officially changed our name to GrowBLOX™ Sciences, Inc. to reflect this new corporate direction. The Company’s office is located in Las Vegas, Nevada.

NOTE 2 – BASIS OF PRESENTATION

The Company’s financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced net losses since April 4, 2001, which losses have caused an accumulated deficit of approximately $6,100,000 at March 31, 2014 of which $4,500,000 has been accumulated during our current development activities. In addition, the Company has consumed cash in its operating activities of approximately $364,000 and $37,000 for the years ended March 31, 2014 and 2013, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management has been able, thus far, to finance the losses through a public offering, private placements and obtaining operating funds from stockholders. The Company is continuing to seek sources of financing. There are no assurances that the Company will be successful in achieving its goals. In view of these conditions, the Company’s ability to continue as a going concern is dependent upon its ability to obtain additional financing or capital sources, to meet its financing requirements, and ultimately to achieve profitable operations. The Company is currently acquiring and developing crude oil and natural gas leases. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event the Company cannot continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company. The Company is considered to be in the development stage.

Cash and Cash Equivalents. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition. The Company will recognize revenue when the following conditions have been met:

1. Persuasive evidence of an arrangement exists,
2. Delivery has occurred, or services have been rendered,
3. The price is fixed or determinable, and
4. Collectability is reasonably assured.
The Company had no revenue during the period.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Income Taxes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Deferred tax items are reflected at the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to the uncertainty regarding the success of future operations, management has valued the deferred tax asset allowance at 100% of the related deferred tax assets.

Loss per Share. The Company’s basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. The Company has 8,757,106 potentially dilutive common shares at March 31, 2014. However, such common stock equivalents were not included in the computation of diluted net loss per share as their inclusion would have been anti-dilutive.

NOTE 4 – FAIR VALUE MEASUREMENTS

The Company holds certain financial liabilities that are measured at fair value on a recurring basis in accordance with ASC Topic 825-10-15. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 fair value elections are made on an instrument-by-instrument basis. The Company uses Level 3 inputs to value convertible notes and detachable warrants accounted for as derivatives.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 4 – FAIR VALUE MEASUREMENTS, CONTINUED

The tables below detail the Company’s assets and liabilities measured at fair value.

	Fair Value Measurements March 31, 2014
	Level 1	Level 2	Level 3	Total
Convertible notes from stockholders, at fair value	$-	$-	$-	$-
Derivative liability	$-	$-	$-	$-
	Fair Value Measurement March 31, 2013
	Level 1	Level 2	Level 3	Total
Convertible notes from stockholders, at fair value	$-	$-	$227,521	$227,521
Derivative liability	$-	$-	$260,311	$260,311

The following table presents the changes in Level 3 instruments measured on a recurring basis for the year ended March 31, 2013:
	Convertible Notes	Derivative Liability	Total

Balance, March 31, 2012	$308,255	$334,497	$308,255
Realized and unrealized gains (losses);
Included in other income (expense)	(101,701)	(97,575)	(199,276)
Purchases, issuances, and settlements	20,967	23,389	(44,356)
Balance, March 31, 2013	$227,521	$260,311	$487,832

The convertible notes and derivative liability in the preceding tables were measured at fair value, in accordance with ASC Topic 825-10-15, as one instrument and that fair value was allocated to each component. The Company made the fair value election due to this methodology providing a fairer representation of the economic substance of the transaction within the fair value hierarchy. Due to the lack of relevant and market reflective Level 1 and Level 2 inputs, the Company valued the instruments using Level 3 inputs, which require significant judgment and estimates on behalf of management in developing model assumptions. The factors considered in developing those assumptions included; the Company’s inability to attract investment at terms more favorable to the Company, the lack of success in developing oil properties thus far, the continuing reduction in the net assets of the Company and the Company’s history of default on currently outstanding debt. Based on management’s evaluation of the assumptions discussed above, the liabilities were initially recorded in an amount equal to the transaction price, which represented the fair value of the total liability at initial recognition. The model used by the Company is calibrated so that the model value at initial recognition equals the transaction price. On an ongoing basis the fair value model used in valuing the convertible notes and derivative liability utilizes the following inputs; exercise price per warrant, conversion price per share, contract term, volatility, current stock prices and risk free rates. The following assumptions were made in the model (1) risk free interest rate of 0.18% to 0.63%, (2) remaining contractual life of 1 to 4.87 years, (3) expected stock price volatility of 797% and (4) expected dividend yield of zero.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 4 – FAIR VALUE MEASUREMENTS, CONTINUED

In March 2014, the note holders’ agreed to modify the terms of the notes and warrants. The notes are now convertible at a fixed price of $0.26. The notes will no longer be carried at fair market value using Level 3 inputs now that the conversion price is a fixed amount. The warrants have been cancelled and no longer have any value. A loss of $559,048 for the extinguishment of debt has been recorded on the Statement of Operations as of March 31, 2014.

The following table presents the change due to the modified terms:

Balance at Fair Value, March 31, 2013	$227,521	$260,311	$487,832
Realized and unrealized gains (losses);	(65,235)	(78,385)	(143,720)
Included in other income (expense)	756,719	(197,671)	559,048
Purchases, issuances, and settlements	14,743	15,745	30,488
Balance, March 31, 2014	$933,748	$-	$933,748

The Company applied ASC 470-50-40/55 -Debtor’s Accounting for a Modification or Exchange of Debt Instrument and concluded that the Third Amendment Agreement constituted a debt extinguishment rather than debt modification because the change in the fair value of the embedded conversion features immediately before and after the modification exceeded 10% of the original loan balance. As a result, the Company recorded a loss on debt extinguishment of $559,048 during the year ended March 31, 2014, as summarized below:
Loss on Extinguishment:
Carrying value of pre-modification debt	$487,832

Less: Estimated fair value of debt after modification	(933,748)
Original issue discount
Fair value of assets given	(113,132)
Loss on debt extinguishment	$(559,048)

NOTE 5 – DEFERRED INCOME TAXES

At March 31, 2014, the Company had net operating loss carryforwards for income tax purposes of approximately $4,413,000 available as offsets against future taxable income. The net operating loss carryforwards are expected to expire at various times from 2024 through 2032. Utilization of the Company’s net operating losses may be subject to substantial annual limitation if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Code and similar state provisions. Such an ownership change would substantially increase the possibility of net operating losses expiring before complete utilization.

The tax effects of the primary temporary differences giving rise to the Company’s deferred tax assets and liabilities are as follows for the year ended March 31, 2014:

Deferred tax assets:	2014	2013
Net operating loss carryforward	$1,674,000	$1,583,000
Stock based compensation	-	-
Total deferred tax assets	1,674,000	1,583,000
Less valuation allowance	(1,674,000)	(1,583,000)
Net deferred tax asset	$-	$-

Because of the Company’s lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during those periods that the temporary differences become deductible. The Company believes that the tax positions taken in its tax returns would be sustained upon examination by taxing authorities. During the year ended March 31, 2014, the decrease in the deferred tax asset valuation allowance amounted to approximately $91,000.

The provision for income taxes is different than would result from applying the U.S. statutory rate to profit before taxes for the reasons set forth in the following reconciliation:
	2014	2013
Tax benefit computed at U.S. statutory rates	$(229,000)	$(205,000)

Increases (decreases) in taxes resulting from:
Non-deductible items	145,000	22,000
Change in valuation allowance	91,000	198,000
State taxes	(7,000)	(15,000)
Total	$-	$-

As a result of the implementation of certain provisions of ASC 740, Income Taxes, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of March 31, 2013 and 2012. The open tax years for each Federal taxes are March 31, 2011-2014.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014

NOTE 6 – CONVERTIBLE NOTES AND WARRANTS

Convertible Notes from Shareholders

The Company has debt outstanding to shareholders, which was issued between 2006 and 2009. The debt was not issued with warrants and some of the debt was not originally issued with a conversion feature. During fiscal years 2009 and 2010, the notes without conversion features were modified to contain a conversion feature, for which the Company recorded a loss on the modification. Convertible notes from shareholders issued during fiscal year 2010 contained a beneficial conversion feature, with the discount being amortized over the term of the note, see table below.

	For the year ended March 31, 2014		For the year ended March 31, 2013
	Convertible Notes	Accrued Interest	Convertible Notes	Accrued Interest
Balance, beginning of period	$442,750	$208,088	$446,750	$163,998
Conversion to common stock	(114,057)	-	-	-
Reclassified from Convertible Notes at Fair Value	933,748	-	-	-
Accrued interest	-	44,216	-	44,090
Balance, end of period	$1,262,441	$252,304	$442,750	$208,088

Convertible notes from shareholders accrued interest at a rate of 10 percent per annum. The note holders had the sole option of converting the principal and interest represented by these notes into our common stock at a strike price equal to a $0.01. The note holders were only be allowed to convert shares or portion thereof to the extent that, at the time of the conversion, the conversion will not result in the note holders beneficially owning more than 9.9% of the issued and outstanding common shares of the Company.

In March 2014, the note holders agreed to modify the terms of the notes. The notes are now convertible at a fixed price of $0.26 and interest will no longer accrue on the remaining notes. The note holders were only be allowed to convert shares or portion thereof to the extent that, at the time of the conversion, the conversion will not result in the note holders beneficially owning more than 9.9% of the issued and outstanding common shares of the Company.

	Warrants Outstanding
	Number of Shares	Exercise Price
Outstanding at March 31, 2012	11,921,206	$0.15-$0.10
Warrants issued	443,560	$0.15
Warrants exercised	-	-
Warrants expired/cancelled	-	-
Outstanding at March 31, 2013	12,364,766	$0.15-$0.10
Warrants issued	2,960,000	$1.00-$2.00
Warrants exercised	-
Warrants expired/cancelled	(12,364,766)
Outstanding at March 31, 2014	2,960,000	$1.00-$2.00

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 7 – CAPITAL TRANSACTIONS

Sale of Common Stock

As of March 31, 2014, the Company sold 1,480,000 units through a private placement. Each unit consists of one share of common stock, one A warrant, expiring in three years, with an exercise price of $1.00 and one B warrant, expiring in five years, with an exercise price of $2.00. The price was $0.50 per unit.

Asset Purchase

On March 13, 2014, the Company, entered into a definitive agreement with Mr. Craig Ellins for the acquisition of assets The Assets include:

•	a provisional patent application
•	concepts associated with the Mr. Ellins or his associates
•	trademarks
•	business plans
•	investor presentations and histories
•	websites
•	trade secrets including without limitation trade secrets involving nutrient mixes
•	drawings and digital artwork
•	raw materials
•	production equipment and related assets including without limitation electrical equipment, plastic molds and internal parts
•	proof-of-concept equipment
•	URL’s

In exchange for the Assets, the Company agreed to issue 12,500,000 restricted shares of the Company’s common stock. Of the total number of shares to be issued, 4,500,000 were issued upon the signing of the Agreement. The remainder of the shares will be issued upon reaching certain milestones. The shares were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Below are the assets purchased:

Equipment	$29,722
Intangibles (patent, trademarks, URL’s)	3,735
Total	$33,457

The assets were valued at their historical cost.

Employment Agreements

Mr. Alan Gaines, our former Chief Executive Officer and Chairman, had entered into an Employment Agreement with the Company for a one-year term beginning May 2, 2011. Mr. Gaines would have been compensated with 12,012,413 shares of restricted common stock, payable upon the completion of a Qualified Acquisition or Qualified Equity Raise. An expense of $960,993 would have been recorded as stock compensation at the time a Qualified Acquisition or Qualified Equity Raise is completed. Upon the resignation of Mr. David on April 18, 2012, the shares were canceled and no expense was recognized.

GROWBLOX SCIENCES, INC.
Notes to Financial Statements
March 31, 2014 and 2013

NOTE 7 – CAPITAL TRANSACTIONS ( CONTINUED)

Dr. Amiel David, our former Chief Operating Officer, has entered into an Employment Agreement with the Company for a one-year term beginning May 2, 2011. Dr. David would have been compensated with 12,013,413 shares of restricted common stock, payable upon the completion of a Qualified Acquisition or Qualified Equity Raise. An expense of $961,073 would have been recorded as stock compensation at the time a Qualified Acquisition or Qualified Equity Raise is completed. Upon the resignation of Mr. David on April 18, 2012, the shares were canceled and no expense was recognized.

Note Conversions

During the year ended March 31, 2014, the Company converted a total of $114,013 of notes payable from certain Note Holders into common stock of the Company. The Company issued 438,681 shares of our common stock to satisfy the principal balances of the notes payable.

NOTE 8 – STOCK OPTION PLAN

On February 6, 2008, the Board of Directors adopted the GrowBlox Sciences, Inc. 2007 Amended Stock Option Plan (“2007 Plan”). Under the 2007 Plan, 8,000,000 shares of the Company’s restricted common stock may be issuable upon the exercise of options issued to employees, advisors and consultants.

At March 31, 2014 the Company has no stock options outstanding.

NOTE 9 – SUBSEQUENT EVENT

From April 2014 to June 2014, the Company converted a total of $1,015,459 of notes payable from certain Note Holders into common stock of the Company. The Company issued 3,905,612 shares of our common stock to satisfy the principal balances of the notes payable.

As of June 21, 2014, the Company sold 4,520,000 units through a private placement. Each unit consists of one share of common stock, one A warrant, expiring in three years, with an exercise price of $1.00 and one B warrant, expiring in five years, with an exercise price of $2.00. The price was $0.50 per unit.

On March 13, 2014 the Company entered into a definitive agreement (the “Agreement”) with Mr. Craig Ellins for the acquisition of assets. In accordance with the Agreement, Mr. Ellins was issued an additional four million shares upon the completion of a minimum of $1,000,000 in proceeds to the Company from fund raising on May 1, 2014. The shares were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Subsequent to the fiscal year ended March 31, 2014, the Company issued 8,950,000 shares of common stock pursuant to the employment contracts of our three executive officers. Fifty thousand of the shares were paid directly to one of the officers. The remaining shares will be held by the Company until such time as certain milestones are reached and vesting periods have run. The issuance was exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Act because there was no public offering in connection with the issuance of the shares.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.